EXHIBIT 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

TELEGENT SYSTEMS, INC.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TELEGENT SYSTEMS, INC.

(adopted by special resolution dated 23rd December, 2008)

1	The name of the Company is Telegent Systems, Inc.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$6,347.1105, divided into 80,000,000 Ordinary Shares of a par value of US$0.00005 each, 1,000,000 Class A Ordinary Shares of a par value of US$0.00005 each, 26,057,102 Series A Preference Shares of a par value of US$0.00005 each, 12,385,108 Series B Preference Shares of a par value of US$0.00005 each and 7,500,000 Series C Preference Shares of a par value of US$0.00005 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TELEGENT SYSTEMS, INC.

(adopted by special resolution dated 23rd December, 2008)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Class A Ordinary Shares”	means a share in the capital of the Company of US$0.00005 nominal or par value designated as a Class A Ordinary Share by the Directors on allotment and issue and having the rights provided for under these Articles.

“Company”	means the above named company.

“Co-Sale Agreement”	means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, as the same may be amended from time to time, to be entered into by and among the Company and certain holders of the Company’s Shares in connection with the issuance of the Series A, Series B and Series C Preference Shares designated in these Articles.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Investors’ Rights Agreement”	means that certain Amended and Restated Investors’ Rights Agreement, as the same may be amended from time to time, to be entered into by and among the Company and certain holders of the Company’s Shares in connection with the issuance of the Series A, Series B and Series C Preference Shares designated in these Articles.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Nasdaq”	means the Nasdaq National Market in the United States of America.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Shares”	means a share in the capital of the Company of US$0.00005 nominal or par value designated as an Ordinary Share by the Directors on allotment and issue and having the rights provided for under these Articles.

“Preference Designees”	has the same meaning as in the Voting Agreement.

“Preference Shares”	means a share in the capital of the Company designated as a Preference Share by the Directors on allotment and issue and having the rights provided for under these Articles.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the Securities Act of 1933, as amended, of the United States of America.

“Series A Preference Shares”	means a share in the capital of the Company of US$0.00005 nominal or par value designated as a Series A Preference Share by the Directors on allotment and issue and having the rights provided for under these Articles.

“Series B Preference Shares”	means a share in the capital of the Company of US$0.00005 nominal or par value designated as Series B Preference Share by the Directors on allotment and issue and having the rights provided for under these Articles.

“Series C Preference Shares”	means a share in the capital of the Company of US$0.00005 nominal or par value designated as Series C Preference Share by the Directors on allotment and issue and having the rights provided for under these Articles.

“Share” and “Shares”	means the Ordinary Shares, the Class A Ordinary Shares and the Preference Shares and includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands.

“Voting Agreement”	means that certain Amended and Restated Voting Agreement, as the same may be amended from time to time, to be entered into by and among the Company and certain holders of the Company’s Shares in connection with the issuance of Series A, Series B and Series C Preference Shares designated in these Articles.

2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(f)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(h)	in these Articles Section 8 of the Electronic Transactions Law shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and subject to the provisions of the Investors’ Rights Agreement, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6	The Company shall not issue Shares to bearer.

7	The Preference Shares may be issued from time to time in one or more series. The first series of Preference Shares shall be designated “Series A Preference Shares” and shall consist of 26,057,102 shares. The second series of Preference Shares shall be designated “Series B Preference Shares” and shall consist of 12.385,108 shares. The third series of Preference Shares shall be designated “Series C Preference Shares” and shall consist of 7,500,000 shares.

REGISTER OF MEMBERS

8	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

9	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten days immediately preceding the meeting.

10	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other proper purpose.

11	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15	Subject to the provisions of the Investors’ Rights Agreement and the Co-Sale Agreement and any other contractual obligations that binds such shares, shares are transferable.

16	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17	The Ordinary Shares, the Class A Ordinary Shares and (subject only to the provisions of Article 22(c)) the Preference Shares shall not be redeemable.

18	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

19	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

20	In connection with repurchases by the Company of its Ordinary Shares or Class A Ordinary Shares pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

SHARE RIGHTS

21	The Preference Shares, Class A Ordinary Shares and Ordinary Shares of the Company shall have the following rights, preferences, privileges and be subject to the following restrictions:

(a)

Dividend Provisions. The holders of Series A Preference Shares, Series B Preference Shares or Series C Preference Shares shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Ordinary Shares or Class A Ordinary Shares or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Shares or Class A Ordinary Shares of the Company, provided that an adjustment to the respective Conversion Price (as defined below in Article 22(a)) of such other securities or rights has been made in accordance with

Article 22(d)(ii) below) on the Ordinary Shares or Class A Ordinary Shares of the Company, at the rate of (i) US$0.03395 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like (a “Recapitalization”)) per annum on each outstanding Series A Preference Share, (ii) US$0.0771 per share (as adjusted for any Recapitalization) per annum on each outstanding share of Series B Preference Share, and (iii) US$0.1629 per share (as adjusted for any Recapitalization) per annum on each outstanding share of Series C Preference Share, payable annually when, as and if declared by the Board of Directors of the Company (the “Board of Directors”) upon the approval of the holders of at least a majority of the outstanding Preference Shares, voting together as a single class. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preference Shares, Class A Ordinary Shares and Ordinary Shares pro rata based on the number of Ordinary Shares then held by each holder (assuming conversion of all such Preference Shares and Class A Ordinary Shares into Ordinary Shares).

(b)	Redemption. The Preferred Stock is not redeemable.

(c)	Voting Rights.

(i)	Except as expressly provided by these Articles or as provided by law, the holders of Preference Shares shall have the same voting rights as the holders of Ordinary Shares and shall be entitled to notice of any shareholders’ meeting in accordance with these Articles, and the holders of Ordinary Shares and Preference Shares shall vote together as a single class on all matters. For purposes of all matters that require a vote of Members, each holder of Ordinary Shares shall be entitled to one vote for each Ordinary Share held, and each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which Preference Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(ii)	The holders of Class A Ordinary Shares shall have no voting rights and shall not be entitled to vote on any matter.

(iii)

At each annual meeting of the Members, or at any meeting of the Members at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, subject to the provisions of the Voting Agreement, (A) for so long as at least 1,470,000 Series C Preference Shares (as adjusted for any Recapitalization) remain outstanding, the holders of a majority of the Series C Preferred Shares voting as a separate class shall be entitled to elect one (1) director; (B) for so long as at least

4,118,010 Preference Shares (as adjusted for any Recapitalization) remain outstanding, the holders of a majority of the Preference Shares, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors; (C) the holders of a majority of the Ordinary Shares shall be entitled to elect one (1) member of the Board of Directors; and (D) the holders of a majority of the Ordinary Shares and the Preference Shares voting together as a single class on an as-if converted basis shall be entitled to elect any remaining members of the Board of Directors. Subject to the provisions of the Voting Agreement, only a class of holder or holders having the right to elect a member of the Board of Directors pursuant to the foregoing may remove its designated Director at any time and from time to time, with or without cause (subject to any requirements of law), in their sole discretion.

(d)	Liquidation. The Preference Shares shall carry a preferential entitlement to distributions on a winding up of the Company as provided in Article 148.

22	Conversion. The holders of the Preference Shares and the Class A Ordinary Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Subject to Article 22(c), each Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such shares, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing (i) US$0.5650 in the case of the Series A Preference Shares, (ii) US$1.2842 in the case of the Series B Preference Shares and (iii) US$2.715 in the case of the Series C Preference Shares by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per Share shall be US$0.5650 for Series A Preference Shares, US$1.2842 for Series B Preference Shares and US$2.715 for Series C Preference Shares. Such initial Conversion Price shall be subject to adjustment as set forth in Article 22(d). Class A Ordinary Shares shall not be convertible at the option of the holders thereof, and shall only be converted in accordance with Article 22(b).

(b)	Automatic Conversion.

(i)

Each Preference Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Article 22(d), immediately prior to the closing of the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering pursuant to a registration statement, the public offering price which results in aggregate cash proceeds to the Company of not less than US$30,000,000 (before deduction of underwriting discounts, commissions and expenses) (a “Qualified IPO”), (ii) with respect to each Series A and Series B Preference Share, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A and Series B Preference Shares, voting together as a single class on an as converted into Ordinary Share basis, or (iii) with respect to each Series C Preference Share, the date specified by written consent or agreement by the holders of 66 2/3 of the then outstanding Series C Preference Shares, voting as a separate class.

(ii)	Each Class A Ordinary Share shall automatically be converted into one Ordinary Share immediately prior to the closing of the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering pursuant to a registration statement.

(c)	Mechanics of Conversion. Before any holder of Preference Shares shall be entitled to convert such Preference Shares into Ordinary Shares, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Preference Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall give effect to a conversion by means of the redemption of the Preference Shares and the immediate re-subscription of the redemption proceeds in paying up the new Ordinary Shares. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preference Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preference Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an underwritten public offering of securities, the conversion may, at the option of any holder tendering Preference Shares or Class A Ordinary Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Ordinary Shares upon conversion of such Preference Shares or Class A Ordinary Shares shall not be deemed to have converted such Preference Shares or Class A Ordinary Shares until immediately prior to the closing of such sale of securities. Upon an automatic conversion as described in Article 22(b), the outstanding shares of a series of Preference Shares and/or outstanding Class A Ordinary Shares, as applicable, shall be converted automatically into Ordinary Shares without any further action by the holders of such shares and whether or not the certficates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such conversion unless the certificates evidencing such Preference Shares or Class A Ordinary Shares are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(d)	Conversion Price Adjustments of Preference Shares for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preference Shares shall be subject to adjustments from time to time as follows:

(i)	Issuance of Additional Shares below Purchase Price. If the Company should issue, at any time after the date upon which any Series A Preference Shares, Series B Preference Shares or Series C Preference Shares were first issued (the “Purchase Date” with respect to such series), any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price for a series of Preference Shares in effect immediately prior to the issuance of such Additional Shares, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article 22(d)(i), unless otherwise provided in this Article.

(A)	Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Article 22(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance (the “Outstanding Ordinary”) plus the number of Ordinary Shares that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price then in effect; and (y) the denominator of which shall be the number of shares of Outstanding Ordinary plus the number of shares of such Additional Shares. For purposes of the foregoing calculation, the term “Outstanding Ordinary” shall include Ordinary Shares deemed issued pursuant to Article 22(d)(i)(E) below.

(B)	Definition of “Additional Shares”. For the purposes of this Article 22(d)(i), “Additional Shares” shall mean any Ordinary Shares issued (or deemed to have been issued pursuant to Article 22(d)(i)(E)) by the Company after the Purchase Date, other than:

(1)	Ordinary Shares issued pursuant to stock dividends, stock splits, recapitalizations or similar transactions, as described in Article 22(d)(ii) hereof;

(2)	Ordinary Shares and/or options therefor issued or issuable to employees, consultants or directors of the Company pursuant to a share option plan or restricted share purchase plan approved by the Board of Directors of the Company, including a majority of the Preference Designees;

(3)	Shares, or options or warrants to purchase Shares, issued to leasing companies, landlords, lenders and other providers of goods and services to the Company, in each case approved by the Board of Directors of the Company, including a majority of the Preference Designees;

(4)	Ordinary Shares or Preference Shares issuable upon exercise of warrants, notes, or other rights to acquire Shares of the Company outstanding as of the date of these Articles;

(5)	Shares, or warrants or options to purchase Shares, issued in connection with bona fide acquisitions, mergers or similar strategic transactions, the terms of which are approved by the Board of Directors of the Company, including a majority of the Preference Designees;

(6)	Ordinary Shares issued or issuable upon conversion of the Preference Shares or the Class A Ordinary Shares, including, without limitation, Ordinary Shares issued or issuable upon conversion of the Series C Preference Shares pursuant to the provisions of Article 22(d)(v);

(7)	Ordinary Shares issued or issuable in a Qualified IPO prior to or in connection with which all outstanding Preference Shares will be converted to Ordinary Shares; and

(8)	Shares, or warrants or options to purchase Shares, issued to an entity as a component of any business relationship with such entity for the purpose of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or services or (iii) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including a majority of the Preference Designees.

(C)	No Fractional Adjustments. No adjustment of the Conversion Price for a series of Preference Shares shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)	Determination of Consideration. In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)	Deemed Issuances of Ordinary Shares. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into (including upon an automatic conversion pursuant to Article 22(b)), or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares ( the “Ordinary Shares Equivalents”), the following provisions shall apply for all purposes of this Article 22(d)(i):

(1)	The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Ordinary Shares Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Ordinary Shares Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Ordinary Shares Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Ordinary Shares Equivalents (the consideration in each case to be determined in the manner provided in Article 22(d)(i)(D)).

(2)

In the event of any change in the number of Ordinary Shares deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Ordinary Shares Equivalents, other than a change resulting from the anti-dilution provisions thereof, the Conversion Price of a series of Preference Shares, to the extent in any way affected by or computed using such Ordinary Shares Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the conversion, exchange or exercise of such Ordinary Shares Equivalents.

(3)	Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Ordinary Shares Equivalents, the Conversion Price of any series of the Preference Shares, to the extent in any way affected by or computed using such Ordinary Shares Equivalents, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Ordinary Shares Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Ordinary Shares Equivalents.

(4)	The number of Ordinary Shares deemed issued and the consideration deemed paid therefor pursuant to Article 22(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article 22(d)(i)(E)(2) or 22(d)(i)(E)(3).

(F)	No Increased Conversion Price. Notwithstanding any other provisions of this Article 22(d)(i), except to the limited extent provided for in Articles 22(d)(i)(E)(2) and 22(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Article 22(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)	Stock Splits and Dividends. In the event the Company should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding Ordinary Shares or the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares or Ordinary Shares Equivalents without payment of any consideration by such holders for the additional Ordinary Shares or the Ordinary Shares Equivalents (including the additional Ordinary Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preference Shares shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents with the number of shares issuable with respect to Ordinary Shares Equivalents determined from time to time in the manner provided for deemed issuances in Article 22(d)(i)(E).

(iii)	Reverse Stock Splits. If the number of Ordinary Shares or Class A Ordinary Shares outstanding at any time after the Purchase Date is decreased by a combination of the outstanding Ordinary Shares or Class A Ordinary Shares, then, following the record date of such combination, the Conversion Price for a series of Preference Shares shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iv)	Splits, Combinations and Dividends With Respect to Class A Ordinary Shares. In no event shall the outstanding Ordinary Shares be subdivided, combined or consolidated without a corresponding and proportionate subdivision, combination or consolidation of the Class A Ordinary Shares. In no event shall a dividend be paid or other distribution be made of Ordinary Shares or Ordinary Share Equivalents to the holders of Ordinary Shares without payment of any consideration by such holders unless an equivalent dividend is paid or other distribution is made on a per share basis of Class A Ordinary Shares or other Ordinary Share Equivalents to the holders of Class A Ordinary Shares. Similarly, in no event shall the outstanding Class A Ordinary Shares be subdivided, combined or consolidated without a corresponding and proportionate subdivision, combination or consolidation of the Ordinary Shares. In no event shall a dividend be paid or other distribution be made of Class A Ordinary Shares or other Ordinary Share Equivalents to the holders of Class A Ordinary Shares without payment of any consideration by such holders unless an equivalent dividend is paid or other distribution is made on a per share basis of Ordinary Shares or Ordinary Share Equivalents to the holders of Ordinary Shares.

(v)

Special Adjustment for Series C Preference Shares in the Event of Initial Public Offering. With respect to the Series C Preference Shares only, in the event of the Company’s sale of its Ordinary Shares in an initial firm commitment underwritten public offering pursuant to a registration statement (an “IPO”) in which the per share offering price to public as set forth in the final prospectus (the “IPO Price”) is less than 1.5 times the Series C Conversion Price then in effect (after any other adjustments pursuant to the provisions of this Article 22), then the Series C Conversion Price then in effect immediately prior to the Closing of the IPO shall be adjusted such that the Series C Conversion Price immediately prior to the closing of the IPO shall be equal to the IPO Price divided by 1.5; provided, however, that in no event shall the Series C Conversion Price be reduced pursuant to this sentence to less than $1.81 (i.e., the initial per share purchase price of the Series C Preference Shares ($2.715) divided by 1.5). The amount by which the Series C Conversion Price is to be reduced pursuant to the immediately preceding sentence is referred to herein as the “IPO Differential Amount”). Notwithstanding the foregoing, the Company may, in its sole discretion, elect to reduce the Series C Conversion Price by less than the full IPO Differential Amount, and, in lieu thereof, upon the closing of the IPO, the Company shall pay in cash to each holder of Series C Preference Shares immediately prior to such closing an amount (the “Cash Amount”) per Series C Preference Share selected by the Company. If the Company so elects to make cash payments, then in lieu of the adjustment described in the first sentence of this Article 22(d)(v), the Series C Conversion Price shall be adjusted to an amount equal to the product of the IPO Price multiplied by $2.715, divided by the amount equal to $4.0725 minus the Cash Amount (i.e., Series C Conversion Price = (IPO Price x $2.715)/($4.0725 - Cash Amount)).

(e)	Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Articles 22(d)(i) or 22(d)(ii), then, in each such case for the purpose of this Article 22(e), the holders of Preference Shares and Class A Ordinary Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preference Shares and/or Class A Ordinary Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(f)	Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 22 or in Article 148) provision shall be made so that the holders of the Preference Shares and Class A Ordinary Shares shall thereafter be entitled to receive upon conversion of such Preference Shares or Class A Ordinary Shares the number of shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 22 with respect to the rights of the holders of such Preference Shares and Class A Ordinary Shares after the recapitalization to the end that the provisions of this Article 22 (including, with respect to the Preference Shares, adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preference Shares) shall be applicable after that event and be as nearly equivalent as practicable.

(g)	No Fractional Shares and Certificate as to Adjustments.

(i)	No fractional shares shall be issued upon the conversion of any Preference Shares and the number of Ordinary Shares to be issued shall be rounded down to the nearest whole share. In lieu of fractional shares, the Company will pay cash in an amount equal to the fair value of such fractional shares, based on their fair market value of the Ordinary Shares, as determined in good faith by the Board of Directors, as of the time when those who would otherwise be entitled to receive such fractional shares is determined. The number of shares issuable upon such conversion shall be determined on the basis of the total number of Preference Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(ii)	Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preference Shares pursuant to this Article 22, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preference Shares at the time in effect, (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preference Shares, and (D) if a cash payment is to be made pursuant to the last sentence of Article 22(d)(v), the amount of such cash payment.

(h)	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preference Shares, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preference Shares and Class A Ordinary Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preference Shares and Class A Ordinary Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preference Shares and Class A Ordinary Shares, in addition to such other remedies as shall be available to the holder of such Preference Shares or Class A Ordinary Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary increase in the authorised share capital of the Company and any necessary amendment to these Articles.

(j)	Notices. Any notice required by the provisions of this Article 22 to be given to the holders of Preference Shares shall be deemed given if deposited in the United States mail, postage prepaid, or sent by email, telegram or fax, and addressed to each holder of record at his address, email address or fax number appearing on the books of the Company, or as subsequently modified by written notice.

(k)	Status of Converted Shares. In the event any Preference Shares or Class A Ordinary Shares shall be converted pursuant to this Article 22, the shares so converted shall be cancelled and shall not be reissued by the Company.

VARIATION OF RIGHTS OF SHARES

23	Protective Provisions.

(a)	For so long as any Preference Shares are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Preference Shares, voting as a single class on an as-if converted basis:

(i)	effect a Liquidation Transaction (as defined in Article 148) or any reclassification or recapitalization of the outstanding shares of the Company or any of its subsidiaries;

(ii)	increase (other than by conversion) the total number of authorized Preference Shares, Class A Ordinary Shares or Ordinary Shares;

(iii)	authorize, designate or issue, or obligate itself or any of its subsidiaries to issue, any other equity security, including any security (other than the Series A, Series B or Series C Preference Shares) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B or Series C Preference Shares with respect to voting (other than the pari passu voting rights of Ordinary Shares), dividends, redemption, conversion or upon liquidation, or increase the authorized or designated number of shares of any such new equity security;

(iv)

redeem, repurchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any Ordinary Shares or Class A Ordinary Shares; provided, however, that this restriction shall not apply to the repurchase of Ordinary Shares or Class A Ordinary Shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(v)	amend, alter or repeal any provision of the Memorandum and Articles of Association of the Company;

(vi)	enter into any agreement to effect an acquisition by the Company or any of its subsidiaries or the transfer of all or substantially all of the assets, including, without limitation, intellectual property or goodwill, of the Company or any of its subsidiaries;

(vii)	declare or pay, or obligate itself to pay, dividends on or distributions upon any Ordinary Shares, Class A Ordinary Shares or Preference Shares;

(viii)	increase or decrease the size of the Company’s Board of Directors, by amending these Articles or otherwise;

(ix)	enter into any borrowings, loans or guarantees in excess of US$500,000 by the Company or any of its subsidiaries;

(x)	take any action which would result in the adoption, amendment, alteration or repeal of any provision of any charter documents of any subsidiary of the Company; or

(xi)	take any action which would result in an appointment, election, or removal of any member of, or otherwise result in any alteration or change in the composition of, the Board of Directors of any subsidiary of the Company.

(b)	In addition to the votes required by Article 23(a) above, for so long as any Series A, Series B or Series C Preference Shares are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series A, Series B or Series C Preference Shares, as the case may be, voting as a separate class on an as-if converted basis, amend, alter or repeal any provision of the Memorandum and Articles of Association of the Company with respect to the voting or other powers, preferences or other special rights, privileges or restrictions of such Preference Shares (whether by merger, consolidation or otherwise) so as to affect the holders of Series A, Series B or Series C Preference Shares, as the case may be, adversely.

24	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued Shares of the class carrying the right to vote, and that any holder of Shares of the class present in person or by proxy may demand a poll.

25	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

26	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

27	The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

28	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

29	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

30	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

31	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

32	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

33	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

34	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

35	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

36	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

37	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

38	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

39	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

41	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

42	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

43	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

44	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

45	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

46	If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

47	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

48	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

49	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

ALTERATION OF CAPITAL

50	Subject to the protective provisions set forth in Section 23 of these Articles, the Company may by Ordinary Resolution:

(a)	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(d)	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

51	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

52	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and the protective provisions set forth in Section 23 of these Articles, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

53	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

54	All general meetings other than annual general meetings shall be called extraordinary general meetings.

55	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

56	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

57	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

58	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent of the voting power of the issued shares of the Company as at that date carries the right of voting at general meetings of the Company.

59	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

60	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

61	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

62	At least five days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent of the voting power of the Shares giving that right.

63	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

64	No business shall be transacted at any general meeting unless a quorum is present, the quorum being Members, if individuals present in person or by proxy, or if a corporation or other non-natural person, by its duly authorised representative, holding a majority of shares carrying the right to vote; provided that the quorum for any general meeting at which a resolution for an action set forth in Article 23 is to be considered shall also require the presence, in person or by proxy, of Members holding at least a majority of the Preference Shares.

65	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

66	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

67	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

68	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

69	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

70	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

71	A vote of the meeting by a show of hands in lieu of a poll shall not be permitted.

72	[Intentionally omitted.]

73	[Intentionally omitted.]

74	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

75	A poll shall be taken on any other question at such time as the chairman of the general meeting directs.

76	In the case of an equality of votes, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

77	Subject to Article 21(c) and any rights or restrictions attached to any Shares, on a poll every Member shall have one vote for every Ordinary Share of which he is the holder in addition to that number of votes equal to the number of Ordinary Shares into which any Preference Shares of which he is the holder could be converted at that time.

78	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

79	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

80	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

81	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

82	On a poll votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

83	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

84	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

85	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided, that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

86	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

87	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

88	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

89	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

90	There shall be a Board of Directors consisting of nine (9) persons, provided, however, that subject to the provisions of the Voting Agreement, Article 21, and Article 23, the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing in accordance with the terms of the Voting Agreement and Article 21. At each annual meeting of the members of the Company, or at any meeting of the members of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, subject to the provisions of the Voting Agreement, (A) for so long as at least 1,470,000 Series C Preference Shares (as adjusted for any Recapitalization) remain outstanding, the holders of the Series C Preferred Shares shall be entitled to elect one (1) director; (B) for so long as at least 4,118,010 Preference Shares (as adjusted for any Recapitalization) remain outstanding, the holders of a majority of the Preference Shares, voting as a separate class, shall be entitled to elect two (2) members of the Company’s Board of Directors; (C) the holders of a majority of the Ordinary Shares shall be entitled to elect one (1) member of the Company’s Board of Directors; and (D) the holders of a majority of the Ordinary Shares and the Preference Shares, voting together as a single class on an as-if-converted basis shall be entitled to elect any remaining members of the Company’s Board of Directors. Subject to the provisions of the Voting Agreement, only a class of holder or holders having the right to elect a member of the Board of Directors pursuant to the foregoing may remove its designated Director at any time and from time to time, with or without cause (subject to any requirements of law), in their sole discretion.

POWERS OF DIRECTORS

91	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

92	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

93	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

94	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

RESIGNATION AND REMOVAL OF DIRECTORS

95	Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective.

96	Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy.

(a)	A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted or a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or (iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

(b)	The Board of Directors shall have power by vote of a majority of the remaining Directors, even if less than a quorum, from time to time to (i) appoint any person to be a Director at any time to fill any vacancy or vacancies not filled by the Members in accordance with Article 96 and (ii) designate and appoint any person to be any of the Directors specified in Article 90 prior to the appointment or election of such Director by the Members in accordance with Article 90. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

VACATION OF OFFICE OF A DIRECTOR

97	Notwithstanding anything to the contrary in these Articles, the office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director; or

(b)	if he absents himself (without being represented by proxy) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	if he is found to be or becomes of unsound mind; or

(e)	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director.

PROCEEDINGS OF DIRECTORS

98	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the then elected or appointed Directors, and shall be one if there is only one Director.

99	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

100	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

101	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

102	A Director may, or other officer of the Company on the requisition of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held.

103	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

104	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

105	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

106	A Director may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

107	[Intentionally omitted.]

DIRECTORS’ INTERESTS

108	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

109	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

110	A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

111	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

112	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

113	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

114	The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him, provided that the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

115	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

116	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

117	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

118	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

119	[Intentionally omitted.]

120	[Intentionally omitted.]

121	[Intentionally omitted.]

122	[Intentionally omitted.]

123	[Intentionally omitted.]

NO MINIMUM SHAREHOLDING

124	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

125	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

126	The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

127	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

128	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

129	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

130	Subject to the Statute and these Articles, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

131	Except as otherwise provided by the rights attached to Shares and as provided in Article 21 hereof, all Dividends shall be declared and paid according to the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividends as from a particular date, that Share shall rank for that Dividend accordingly.

132	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

133	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

134	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

135	No Dividend or distribution shall bear interest against the Company.

136	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

137	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

138	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

139	Upon the written demand under oath of any Member, the Register of Members and the other books and records of the Company or any of them shall be open to the inspection of such Member, at any reasonable time during usual business hours, for a purpose reasonably related to the Member’s interests as a shareholder. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. Such rights of inspection shall extend to the books and records of each subsidiary corporation of the Company, to the extent (i) the Company has actual possession and control of such books and records or (ii) the Company could obtain such books and records through the exercise of control over such subsidiary, provided that as of the date of the making of such demand the Member inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the Company or the subsidiary and a person or persons not affiliated with the Company, and the subsidiary would not have the right under the law applicable to it to deny the Company access to such books and records upon demand by the Company.

140	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

141	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

142	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

143	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

144	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

145	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

146	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

147	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

148	Liquidation, Dissolution or Winding Up.

(a)	Preference.

(i)	Initial Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Ordinary Shares or Class A Ordinary Shares by reason of their ownership thereof, an amount per share equal to (i) US$0.5650 per share (as adjusted for any Recapitalization) for each Series A Preference Share then held by them, (ii) US$1.2842 per share (as adjusted for any Recapitalization) for each Series B Preference Share then held by them and (iii) US$2.715 per share (as adjusted for any Recapitalization) for each Series C Preference Share then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preference Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preference Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii)

Second Liquidation Preference. Upon the completion of the distribution required by Article 148(a)(i) above, the holders of the Series C Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preference Shares, Series B Preference Shares, Class A Ordinary Shares and Ordinary Shares by reason of their ownership thereof, an aggregate amount per share equal to US$4.0725 per share (as adjusted for any Recapitalization) for each Series C Preference Share then held by them (inclusive of amounts paid in Section 148(a)(i) above). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preference Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series C Preference Shares pro rata based on the number of Series C Preference Shares held by each.

(b)	Remaining Assets. Upon the completion of the distribution required by Article 148(a) above, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of the Preference Shares, the holders of the Class A Ordinary Shares and the holders of the Ordinary Shares pro rata based on the number of shares of Ordinary Shares held by each (assuming conversion of all such Preference Shares and Class A Ordinary Shares into Ordinary Shares), provided that as between holders of Preference Shares, the Preference Share portion of the remaining assets shall be distributed ratably in proportion to the preferential amount each such holder is otherwise entitled to receive, until (i) with respect to the holders of Series A Preference Shares, such holders shall have received US$1.6956 per share (as adjusted for any Recapitalization) for each Series A Preference Shares then held by them (inclusive of amounts paid in Section 148(a)(i) above), (ii) with respect to the holders of Series B Preference Shares, such holders shall have received US$3.8526 per share (as adjusted for any Recapitalization) of Series B Preference Shares then held by them (inclusive of amounts paid in Section 148(a)(i) above) and (iii) with respect to the holders of Series C Preference Shares, such holders shall have received US$8.145 per share (as adjusted for any Recapitalization) of Series C Preference Shares then held by them (inclusive of amounts paid in Section 148(a)(i) and Section 148(a)(ii) above); thereafter, if assets remain in the Company, the holders of the Ordinary Shares or Class A Ordinary Shares shall receive all of the remaining assets of the Company pro rata based on the number of Ordinary Shares held by each (assuming conversion of all such Class A Ordinary Shares into Ordinary Shares).

(c)	Certain Acquisitions.

(i)

Deemed Liquidation. For purposes of this Article 148, a liquidation, dissolution or winding up of the Company shall be deemed to occur if the Company or any subsidiary of the Company shall sell, convey, or otherwise dispose of all or substantially all of its respective property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company) or the transfer of 50% or more of the outstanding shares (any such transaction, a “Liquidation Transaction”), provided, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) a bona fide equity financing for the primary purpose of raising capital and in which the Corporation is the surviving corporation pursuant to terms approved by the Board of Directors, including a majority of the Preference Designees or (iii) a transaction in which the shareholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

(ii)	Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)	Securities not subject to investment letter or other similar restrictions on free marketability:

(1)	If traded on a securities exchange or Nasdaq, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2)	If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) for such securities over a specified time period; and

(3)	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Article 148(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)

Notice of Liquidation Transaction. The Company shall give each holder of record of Preference Shares written notice of any impending Liquidation Transaction not later than 10 days prior to the shareholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Article 148(c), and the Company shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Company has given notice of any material changes provided for therein. Notwithstanding the other provisions of these Articles, all notice period or requirements in these Articles may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding Preference Shares that are entitled to such notice rights.

(iv)	Effect of Non-compliance. In the event the requirements of this Article 148(c) are not complied with, the Company shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Article 148 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preference Shares shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Article 148(c)(iii).

149	Subject to Article 148, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

150	Every Director, agent or officer of the Company shall be indemnified to the maximum extent permitted by law out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own wilful neglect or default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the wilful neglect or default of such Director, agent or officer.

FINANCIAL YEAR

151	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st March in each year and, following the year of incorporation, shall begin on 1st April in each year.

TRANSFER BY WAY OF CONTINUATION

152	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

DRAG-ALONG RIGHTS

153	If, prior to the closing of any underwritten public offering of Ordinary Shares, holders of a majority of the aggregate number of the Company’s outstanding Preference Shares, voting as a separate class, and holders of a majority of the aggregate number of the Company’s outstanding Ordinary Shares, voting as a separate class (collectively, the “Approving Members”), vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their shares in any Liquidation Transaction that has been approved by a majority of the Directors, then the Company shall promptly notify each of the remaining members (“Remaining Members”) in writing of such vote, consent and/or agreement and the material terms and conditions of such Liquidation Transaction, whereupon each Remaining Member shall, in accordance with instructions received from the Company, vote all of its voting securities of the Company in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its shares in such Liquidation Transaction (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members and the Directors; provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ as between Ordinary Shares and the Preference Shares and different series of Preference Shares (including without limitation, in order to reflect the Liquidation Preference and participation rights of the Preference Shares as set forth in Article 148). In furtherance of the foregoing, the Company is hereby expressly authorized by each Remaining Member to take any or all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member): (i) vote all of the voting securities of such Remaining Member in favor of any such Liquidation Transaction; (ii) otherwise consent on such Remaining Member’s behalf to such Liquidation Transaction; (iii) sell all of such Remaining Member’s shares in such Liquidation Transaction, in accordance with the terms and conditions of this Article 153; and/or (iv) act as the Remaining Member’s attorney-in-fact in relation to any such Liquidation Transaction and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Article 153, the Remaining Members shall not be obligated to vote, consent and/or sell their shares in connection with any such Liquidation Transaction to the extent that all of the Approving Members do not also do so with respect to all of the Company shares held by them.